Exhibit 99.2

CERTIFICATE OF OWNERSHIP AND MERGER

OF

CRESA PARTNERS OF ORANGE COUNTY, INC.

WITH AND INTO

ORANGE COUNTY ACQUISITION, CORP.

May     , 2004

Pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), Orange County Acquisition, Corp., a corporation organized and existing under and by virtue of the DGCL (“ASDS”), does hereby certify that:

FIRST: ASDS owns all of the outstanding shares of Class A Voting Common Stock, par value $1.00 per share, of Cresa Partners of Orange County, Inc., a Texas corporation (“CRESA”), being the only class of stock of CRESA outstanding.

SECOND: By unanimous written consent dated March 23, 2004, the Board of Directors of ASDS adopted the resolutions attached hereto as Exhibit A, which resolutions have not been amended or rescinded and are now in full force and effect, approving the merger of CRESA with and into ASDS (the “Merger”).

THIRD: ASDS shall be the surviving corporation of the Merger. Upon consummation of the Merger, the Certificate of Incorporation of ASDS shall remain unchanged except as follows:

Articles FIRST, THIRD and SIXTH thereof shall be amended so as to read in their entirety as follows:

“FIRST. The name of the corporation is ASDS of Orange County, Inc. (the “Corporation”).

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation consist solely of the following activities:

(i) acquire all right, title and interest in and to the outstanding shares of Class A Voting Common Stock, par value $1.00 per share (the “Shares”), of CRESA Partners of Orange County, Inc., a Texas corporation (“CRESA”);

(ii) contribute all or substantially all of its operating assets in exchange for a limited partnership interest in Cresa Partners of Orange County, LP, a Delaware limited partnership (“CRESA Partners”);

(iii) own and hold a limited partnership interest in CRESA Partners; and

(iv) engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing including, without limitation, the receipt, declaration and payment of dividends or other distributions.

SIXTH. (a) So long as any portion of the indebtedness of the Corporation in favor of Kevin Hayes in the original principal amount of $6,900,000, or any indebtedness incurred in connection with refinancing such indebtedness (the “Acquisition Indebtedness”), remains outstanding or Kevin Hayes is a guarantor of Corporation indebtedness, Kevin Hayes shall have the right to nominate one (1) of the directors (the “Hayes Director”) and the Board of Directors shall consist of at least three (3) directors.

(b) In voting on bankruptcy matters, the Hayes Director must take into account the interests of CRESA Partners. When making decisions, the Hayes Director must also consider the interests of the Corporation’s creditors.”

Article TENTH thereof shall be amended so the first sentence thereof reads in its entirety as follows:

“Except as otherwise provided in Article SIXTH of this Certificate of Incorporation, the number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.”

New Articles TWELFTH through FOURTEENTH are added thereto to read as follows:

TWELFTH. Except as otherwise set forth in this Certificate of Incorporation or any provision of law a majority vote of the Board of Directors shall be required for all matters; provided, however, that, so long as any portion of the Acquisition Indebtedness remains outstanding or Kevin Hayes is a guarantor of Corporation indebtedness, the Corporation shall not do any of the following without the unanimous affirmative vote of the entire Board of Directors;

(a) engage in any business or activity other than as set forth in Article THIRD;

(b) (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent; (ii) file, consent to the filing of or join in the filing of, a bankruptcy or insolvency petition or otherwise institute bankruptcy or insolvency proceedings; (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy; (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official as to the Corporation or a substantial part of its property; (v) make any assignment for the benefit of creditors; (vi) admit in writing its inability to pay its debts generally as they became due; (vii) institute, or join in the institution of, any bankruptcy, insolvency, liquidation, reorganization or arrangement proceedings or other proceedings under any federal or state bankruptcy or similar law, against any entity in which the Corporation holds an ownership interest; or (viii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vii) of this paragraph;

(c) merge or consolidate with any other corporation, company or entity, sell all or substantially all of its assets or acquire all or substantially all of the assets, capital stock or other ownership interest of any other corporation, company or entity, except for the acquisition of the outstanding shares of capital stock of Cressa Partners of Orange County, Inc., a Texas corporation; and

(d) incur any debt other than the Acquisition Indebtedness, including any monetary obligation or other obligation which may involve the payment of money.

THIRTEENTH. So long as any portion of the Acquisition Indebtedness remains outstanding or Kevin Hayes is a guarantor of Corporation indebtedness, the Corporation shall insure at all times that (i) it maintains separate corporate records and books of account from those of ASI; (ii) none of the Corporation’s assets will be commingled with those of ASI or any of its affiliates; (iii) it conducts its own business in its own name; (iv) it maintains separate financial statements; (v) it pays its own liabilities out of its own funds; (vi) it observes all corporate and other formalities required by its charter documents; (vii) it maintains an arm’s-length relationship with its affiliates; (viii) it pays the salaries of its own employees and maintains a sufficient number of employees in light of its contemplated business operations; (ix) it does not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others; (x) it does not acquire obligations or securities of its stockholders; (xi) it allocates fairly and reasonably any overhead for shared office space; (xii) it uses separate stationery, invoices and checks; (xiii) it does not pledge its assets for the benefit of any other entity or make any loans or advances to any entity; (xiv) it holds itself out as a separate entity; (xv) it corrects any known misunderstanding regarding its separate identity; and (xvi) it maintains adequate capital in light of its contemplated business operations.

FOURTEENTH. (a) The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation. Additional provisions authorized by the laws of the State of Delaware may be added in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred on any person by this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article; provided, however, notwithstanding the foregoing, so long as any portion of the Acquisition Indebtedness remains outstanding or Kevin Hayes is a guarantor of Corporation indebtedness, the Corporation shall not amend or repeal (i) Articles THIRD, SIXTH or Articles TWELFTH through FOURTEENTH (the “Restricted Articles”), or (ii) any other Article so as to be inconsistent with the Restricted Articles, except in each case by unanimous vote of the Board of Directors.

(b) The stockholders entitled to vote shall have the power to adopt new bylaws or amend or repeal existing bylaws. The Board of Directors shall also have the power to adopt new bylaws, or amend or repeal existing bylaws, but such power shall not divest or otherwise limit the power of the stockholders entitled to vote to adopt, amend or repeal bylaws.”

FOURTH: The Merger shall become effective as of the date and time that this Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Ownership and Merger to be executed as of the day and year first above written.

ORANGE COUNTY ACQUISITION, CORP., a Delaware corporation

By:	/s/ David E. Bowe
Name: David E. Bowe
Title: Secretary

Exhibit A

Approval of the Merger of CRESA Partners with and into the Corporation.

NOW THEREFORE BE IT RESOLVED, that the form and content of the Merger Agreement in substantially the form presented to the Board, but with such changes or modifications as are hereinafter approved by the Authorized Officers and the transactions contemplated thereby, including, without limitation, the Merger, be, and they hereby are, ratified, authorized, adopted and approved in all respects; and

RESOLVED, that the Authorized Officers be, and each of them with full authority to act without the others hereby is, authorized, empowered, and directed, for and in the name and on behalf of the Corporation to execute the Merger Agreement, in substantially the form presented to the Board, but with such changes as the Authorized Officer so acting shall deem necessary, advisable or appropriate and in the best interest of the Corporation in order to carry out the transactions contemplated by these resolutions and to take such other actions as in the judgment of such Authorized Officer shall be necessary, advisable or appropriate and in the best interest of the Corporation to effect the Merger with the taking of any such action by such Authorized Officer being conclusive evidence that the same did meet such standard; and

RESOLVED, that the Authorized Officers be, and each of them with full authority to act without the others hereby is, authorized, empowered, and directed to cause the appropriate Certificate of Ownership and Merger and Articles of Merger to be prepared, executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas, respectively.